MDU Resources Reports Increased Third Quarter Earnings, Narrows 2019 Guidance

BISMARCK, N.D. - Oct. 29, 2019 - MDU Resources Group, Inc. (NYSE: MDU) today reported third quarter earnings of $137.6 million, or 69 cents per share, compared to third quarter 2018 earnings of $107.3 million, or 55 cents per share. For the nine months ended Sept. 30, MDU Resources earned $240.4 million, or $1.21 per share, compared to $193.5 million, or 99 cents per share, for the same period in 2018.
"We continue to see exceptional performance from our construction materials and services businesses," said David L. Goodin, president and CEO of MDU Resources. "We closed the third quarter with record revenue, earnings and backlog of work at these operations. As a result, we are increasing our full-year revenue guidance for our construction operations.
"In addition, our utility operations and pipeline business also continue to perform very well, with significant investments in growth projects and system upgrades. Our pipeline business placed its Demicks Lake project into service as scheduled in September, continuing to increase our natural gas transportation capacity in the Bakken region. We remain excited about the continuing growth across all our operations and thank our employees, who now number an all-time high of more than 15,000, for their dedication to Building a Strong America."
Business Unit Highlights
Construction Materials and Services
The construction materials business had record revenues in the third quarter, up 17% over last year, and record earnings. Earnings were $102.6 million, approximately 30% higher than the $78.9 million earned in the third quarter of 2018. The increase reflects contributions from acquisitions made in 2018 and early 2019, as well as additional projects in many of the company’s markets. The company continues to see strong economic conditions in the majority of the states where it operates and had record backlog at the end of the third quarter of $747 million, a 27% increase from $590 million in 2018.
The construction services business had record revenues and earnings for the third quarter, with revenues 45% higher than the prior year and earnings of $21.1 million, compared to $9.3 million for the same period in 2018. This business saw an increase in outside specialty contracting work for utility customers and higher inside specialty contracting workloads from hospitality, data center and government projects. Earnings in 2018 included a $7.2 million negative impact from changes in estimates on certain construction projects. The company announced in September that it had expanded its market reach by acquiring the assets of Pride Electric Inc., a leading electrical construction company in Redmond, Washington. The construction services business ended the quarter with an all-time record backlog of $1.2 billion, a 34% increase compared to $896 million for the third quarter of 2018.

Regulated Energy Delivery
The pipeline and midstream business earned $7.7 million in the third quarter, due in part to the 11th consecutive quarter of record natural gas transportation volumes on its system. These results compare to third quarter 2018 earnings of $11.0 million, which included a one-time $4.2 million tax benefit. On Sept. 30, the company received Federal Energy Regulatory Commission approval of its rate case settlement, which included higher customer and depreciation rates effective May 1, 2019. The company in September completed construction on and placed into service its Demicks Lake project in northwestern North Dakota. Construction continues on its Line Section 22 project near Billings, Montana, which is expected to be in service in November.

These two projects add approximately 200 million cubic feet per day of natural gas transportation capacity. The company also is beginning construction on its Demicks Lake Expansion project in North Dakota, which will add another 175 million cubic feet per day of capacity and is expected to be in service in the first quarter of 2020. This business continues working with the FERC on the National Environmental Policy Act pre-filing review process for its North Bakken Expansion project in North Dakota, and is increasing the design capacity on the project from 300 million cubic feet per day to 350 million cubic feet per day. The increased design capacity is based on long-term customer commitments and anticipated incremental commitments with continuing record levels of natural gas production in the Bakken region. The North Bakken Expansion project is expected to be in service in late 2021.

The electric and natural gas utility earned $700,000 in the third quarter, compared to $3.4 million in 2018. The earnings decrease primarily reflects higher operating costs and the effects of moderate summer weather. Electric sales volumes were approximately 6% lower compared to the same period last year, and natural gas sales volumes were approximately 4% higher. The company filed a request on Aug. 28 with the North Dakota Public Service Commission for an advance determination of prudence to construct, own and operate an 88-megawatt simple-cycle, natural gas-fired combustion turbine near Mandan, North Dakota. The facility, if approved, is expected to cost approximately $73 million and be in service in 2023.

Guidance
MDU Resources is narrowing its guidance for 2019 and now expects earnings per share in the range of $1.50 to $1.60, based on these assumptions:

•	Normal operating, economic and weather conditions, including precipitation and temperatures, across all service areas for the remainder of the year.

•	No significant acquisitions or divestitures.

•	Investing $645 million for capital projects.

•	Construction services revenues in the range of $1.75 billion to $1.85 billion, with margins comparable to or slightly higher than 2018.

•	Construction materials revenues in the range of $2.10 billion to $2.20 billion, with margins comparable to or slightly higher than 2018.

Corporate Strategy
MDU Resources' strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.
Conference Call
MDU Resources will discuss third quarter 2019 earnings results and 2019 guidance on a webcast at 2 p.m. EDT Oct. 30. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Nov. 13 at 855-859-2056, or 404-537-3406 for international callers, conference ID 1536787.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary and Future Outlook
Earnings

Business Line	Third Quarter 2019 Earnings	Third Quarter 2018 Earnings	YTD Sept. 30, 2019 Earnings	YTD Sept. 30, 2018 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$8.4	$14.4	$75.6	$73.3
Construction materials and services	123.7	88.2	161.3	118.2
Other and eliminations	4.0	4.8	3.5	1.9
Income from continuing operations	136.1	107.4	240.4	193.4
Income (loss) from discontinued operations, net of tax	1.5	(.1)	—	.1
Net income	$137.6	$107.3	$240.4	$193.5
Earnings per share:
Income from continuing operations	$.68	$.55	$1.21	$.99
Discontinued operations, net of tax	.01	—	—	—
Earnings per share	$.69	$.55	$1.21	$.99

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$209.4	$200.6	$885.3	$851.8
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	1,354.4	1,080.2	3,073.3	2,469.9
Total operating revenues	1,563.8	1,280.8	3,958.6	3,321.7
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	86.2	82.9	262.5	253.0
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	1,126.4	913.7	2,674.1	2,166.5
Total operation and maintenance	1,212.6	996.6	2,936.6	2,419.5
Purchased natural gas sold	31.9	32.1	270.5	270.3
Depreciation, depletion and amortization	65.0	55.0	188.0	161.3
Taxes, other than income	46.1	38.7	148.1	128.3
Electric fuel and purchased power	18.7	18.4	64.4	58.9
Total operating expenses	1,374.3	1,140.8	3,607.6	3,038.3
Operating income	189.5	140.0	351.0	283.4
Other income	3.0	2.7	12.2	4.8
Interest expense	25.2	21.0	74.1	62.2
Income before income taxes	167.3	121.7	289.1	226.0
Income taxes	31.2	14.3	48.7	32.6
Income from continuing operations	136.1	107.4	240.4	193.4
Income (loss) from discontinued operations, net of tax	1.5	(.1)	—	.1
Net income	$137.6	$107.3	$240.4	$193.5

Earnings per share – basic:
Income from continuing operations	$.68	$.55	$1.21	$.99
Discontinued operations, net of tax	.01	—	—	—
Earnings per share – basic	$.69	$.55	$1.21	$.99
Earnings per share – diluted:
Income from continuing operations	$.68	$.55	$1.21	$.99
Discontinued operations, net of tax	.01	—	—	—
Earnings per share – diluted	$.69	$.55	$1.21	$.99
Weighted average common shares outstanding – basic	199.3	196.0	198.0	195.6
Weighted average common shares outstanding – diluted	199.4	196.3	198.0	196.1

Selected Cash Flows Information
	Nine Months Ended
	September 30,
	2019	2018
	(In millions)
Operating activities:
Net cash provided by continuing operations	$203.7	$320.1
Net cash used in discontinued operations	(.6)	(2.7)
Net cash provided by operating activities	203.1	317.4
Investing activities:
Net cash used in continuing operations	(448.6)	(362.5)
Net cash provided by discontinued operations	—	1.2
Net cash used in investing activities	(448.6)	(361.3)
Financing activities:
Net cash provided by continuing operations	258.5	76.4
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	258.5	76.4
Increase in cash and cash equivalents	13.0	32.5
Cash and cash equivalents - beginning of year	54.0	34.6
Cash and cash equivalents - end of period	$67.0	$67.1

Capital Expenditures
Business Line	2019 Estimated
(In millions)
Regulated energy delivery
Electric	$95
Natural gas distribution	201
Pipeline and midstream	81
377
Construction materials and services
Construction services	55
Construction materials and contracting	208
263
Other	5
Total capital expenditures	$645
Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2019 include line-of-sight opportunities at the company's business units. Acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $380 million to $430 million in 2019.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization. The company defines EBITDA from continuing operations as income from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company believes that these non-GAAP financial measures are useful to investors in evaluating the company's financial performance and valuation, especially based on the diversity of the company's operations. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this press release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations is also provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP earnings to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included with each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions)
Net income	$137.6	$107.3	$240.4	$193.5
(Income) loss from discontinued operations, net of tax	(1.5)	.1	—	(.1)
Income from continuing operations	136.1	107.4	240.4	193.4
Adjustments:
Interest expense	25.2	21.0	74.1	62.2
Income taxes	31.2	14.3	48.7	32.6
Depreciation, depletion and amortization	65.0	55.0	188.0	161.3
EBITDA from continuing operations	$257.5	$197.7	$551.2	$449.5
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income (loss) to adjusted gross margin.

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions)
Operating income	$21.9	$21.1	$49.7	$52.3
Adjustments:
Operating expenses:
Operation and maintenance	30.8	30.1	94.6	91.3
Depreciation, depletion and amortization	14.2	12.6	41.8	37.7
Taxes, other than income	4.1	3.7	12.5	11.2
Total adjustments	49.1	46.4	148.9	140.2
Adjusted gross margin	$71.0	$67.5	$198.6	$192.5

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions)
Operating income (loss)	$(15.6)	$(11.7)	$32.1	$32.5
Adjustments:
Operating expenses:
Operation and maintenance	44.4	42.1	134.3	129.4
Depreciation, depletion and amortization	19.9	18.1	59.1	53.5
Taxes, other than income	6.1	5.4	17.9	16.5
Total adjustments	70.4	65.6	211.3	199.4
Adjusted gross margin	$54.8	$53.9	$243.4	$231.9

Regulated Energy Delivery

Electric
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$89.8	$86.1	$263.4	$252.0
Electric fuel and purchased power	18.7	18.4	64.4	58.9
Taxes, other than income	.1	.2	.4	.6
Adjusted gross margin	71.0	67.5	198.6	192.5
Operating expenses:
Operation and maintenance	30.8	30.1	94.6	91.3
Depreciation, depletion and amortization	14.2	12.6	41.8	37.7
Taxes, other than income	4.1	3.7	12.5	11.2
Total operating expenses	49.1	46.4	148.9	140.2
Operating income	21.9	21.1	49.7	52.3
Net income	$16.3	$15.3	$39.3	$37.5
Adjustments:
Interest expense	6.2	6.3	18.9	19.4
Income taxes	—	.3	(5.8)	(2.5)
Depreciation, depletion and amortization	14.2	12.6	41.8	37.7
EBITDA	$36.7	$34.5	$94.2	$92.1
Retail sales (million kWh):
Residential	259.4	282.9	865.6	903.0
Commercial	359.5	374.3	1,102.4	1,131.7
Industrial	127.8	132.9	403.5	406.8
Other	20.9	24.5	64.9	70.5
	767.6	814.6	2,436.4	2,512.0
Average cost of electric fuel and purchased power per kWh	$.021	$.021	$.024	$.022
The electric business reported net income of $16.3 million in the third quarter of 2019, compared to $15.3 million for the same period in 2018. The increase in net income was driven by higher adjusted gross margin primarily from the absence of a transmission formula rate adjustment related to decreased costs on the Big-Stone-South to Ellendale project that was realized in the prior year as well as rate recovery from interim and final rates implemented in Montana. This increase in net income was partially offset by a 6% decrease in electric sales volumes due to mild summer temperatures and conservation across our service territory. Higher depreciation, depletion and amortization expense and higher operation and maintenance expense, mainly higher payroll-related costs, also had a negative impact on the quarter.
The electric business's EBITDA increased $2.2 million in the third quarter of 2019, compared to 2018, primarily the result of higher adjusted gross margin, as previously discussed.

Natural Gas Distribution
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$93.6	$92.2	$569.7	$554.5
Purchased natural gas sold	35.6	35.2	305.6	301.6
Taxes, other than income	3.2	3.1	20.7	21.0
Adjusted gross margin	54.8	53.9	243.4	231.9
Operating expenses:
Operation and maintenance	44.4	42.1	134.3	129.4
Depreciation, depletion and amortization	19.9	18.1	59.1	53.5
Taxes, other than income	6.1	5.4	17.9	16.5
Total operating expenses	70.4	65.6	211.3	199.4
Operating income (loss)	(15.6)	(11.7)	32.1	32.5
Net income (loss)	$(15.6)	$(11.9)	$14.6	$13.9
Adjustments:
Interest expense	8.9	7.7	26.1	22.6
Income taxes	(7.2)	(6.8)	(3.3)	(2.0)
Depreciation, depletion and amortization	19.9	18.1	59.1	53.5
EBITDA	$6.0	$7.1	$96.5	$88.0
Volumes (MMdk)
Retail sales:
Residential	4.1	4.0	44.3	40.4
Commercial	4.2	4.0	31.5	29.0
Industrial	.9	.8	3.6	3.2
	9.2	8.8	79.4	72.6
Transportation sales:
Commercial	.3	.3	1.5	1.5
Industrial	45.7	42.0	117.9	108.1
	46.0	42.3	119.4	109.6
Total throughput	55.2	51.1	198.8	182.2
Average cost of natural gas per dk	$3.88	$4.00	$3.85	$4.16
The natural gas distribution business reported a seasonal loss of $15.6 million in the third quarter of 2019, compared to a seasonal loss of $11.9 million for the same period in 2018. The increased loss was the result of higher operation and maintenance expense, mainly payroll-related costs; higher depreciation, depletion and amortization expense driven by increased property, plant and equipment balances; and increased property taxes. Partially offsetting the higher costs was an increase in adjusted gross margin primarily from approved rate recovery in certain jurisdictions. A 4% increase in retail sales volumes was offset by weather normalization and conservation adjustments.
The natural gas distribution business's EBITDA decreased $1.1 million in the third quarter of 2019, compared to 2018, primarily the result of higher operation and maintenance expense, as previously discussed.

Pipeline and Midstream
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$36.4	$32.3	$105.1	$93.5
Operating expenses:
Operation and maintenance	16.1	15.9	47.5	45.5
Depreciation, depletion and amortization	5.6	4.3	15.6	13.1
Taxes, other than income	3.3	3.0	10.0	9.2
Total operating expenses	25.0	23.2	73.1	67.8
Operating income	11.4	9.1	32.0	25.7
Net income	$7.7	$11.0	$21.7	$21.9
Adjustments:
Interest expense	1.8	1.6	5.3	4.1
Income taxes	2.0	(2.7)	5.9	1.0
Depreciation, depletion and amortization	5.6	4.3	15.6	13.1
EBITDA	$17.1	$14.2	$48.5	$40.1
Transportation volumes (MMdk)	111.1	92.7	319.9	259.3
Natural gas gathering volumes (MMdk)	3.6	3.8	10.5	11.2
Customer natural gas storage balance (MMdk):
Beginning of period	11.4	16.2	13.9	22.4
Net injection	12.8	7.1	10.3	.9
End of period	24.2	23.3	24.2	23.3
The pipeline and midstream business reported net income of $7.7 million in the third quarter of 2019, compared to $11.0 million in 2018. The decrease in net income was due to the absence of a $4.2 million tax benefit in the prior year resulting from the reversal of a regulatory liability. Higher depreciation, depletion and amortization expense, driven by higher depreciation rates from the FERC rate case as previously discussed, and increased property, plant and equipment balances from organic growth projects also contributed to the decrease. Record transportation volumes for the 11th consecutive quarter, due in large part to organic growth projects placed in service in the second half of 2018, as well as higher rates resulting from the FERC rate case positively impacted the quarter.
The pipeline and midstream business's EBITDA increased $2.9 million in the third quarter of 2019, compared to 2018, primarily from higher transportation volumes and rates, as previously discussed.

Construction Materials and Services

Construction Services
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$479.6	$330.4	$1,365.4	$988.0
Cost of sales:
Operation and maintenance	409.0	289.3	1,151.7	838.0
Depreciation, depletion and amortization	3.7	3.5	11.1	10.7
Taxes, other than income	14.1	9.7	44.6	32.0
Total cost of sales	426.8	302.5	1,207.4	880.7
Gross margin	52.8	27.9	158.0	107.3
Selling, general and administrative expense:
Operation and maintenance	21.4	14.6	63.9	51.0
Depreciation, depletion and amortization	.5	.4	1.3	1.1
Taxes, other than income	.9	1.0	3.4	3.3
Total selling, general and administrative expense	22.8	16.0	68.6	55.4
Operating income	30.0	11.9	89.4	51.9
Net income	$21.1	$9.3	$64.0	$38.5
Adjustments:
Interest expense	1.6	.9	4.0	2.7
Income taxes	7.6	2.2	22.8	11.8
Depreciation, depletion and amortization	4.2	3.9	12.4	11.8
EBITDA	$34.5	$16.3	$103.2	$64.8
The construction services business reported net income of $21.1 million in the third quarter of 2019, compared to $9.3 million for the same period in 2018. This increase was largely the result of higher workloads at both inside and outside specialty contracting lines. Inside specialty contracting continues to see strong customer demand in the hospitality and high-tech industries, which drove an increase in workloads, and outside specialty contracting workloads increased from high demand in the utility industry. Partially offsetting this was higher selling, general and administrative expense, primarily payroll-related costs. The absence of a $7.2 million prior year adjustment from changes in estimates on certain construction projects also contributed to the year-over-year earnings increase.
The construction services business's EBITDA increased $18.2 million in the third quarter of 2019, compared to 2018, primarily a result of increased demand for services, as previously discussed.

Construction Materials and Contracting
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$869.5	$743.9	$1,692.7	$1,466.9
Cost of sales:
Operation and maintenance	668.9	586.0	1,384.4	1,210.9
Depreciation, depletion and amortization	19.7	15.1	55.2	42.1
Taxes, other than income	13.4	11.8	34.8	30.8
Total cost of sales	702.0	612.9	1,474.4	1,283.8
Gross margin	167.5	131.0	218.3	183.1
Selling, general and administrative expense:
Operation and maintenance	22.7	20.1	64.6	57.3
Depreciation, depletion and amortization	.9	.5	2.4	1.6
Taxes, other than income	.9	.8	3.7	3.6
Total selling, general and administrative expense	24.5	21.4	70.7	62.5
Operating income	143.0	109.6	147.6	120.6
Net income	$102.6	$78.9	$97.3	$79.7
Adjustments:
Interest expense	6.4	4.4	18.6	12.5
Income taxes	34.2	26.2	33.2	27.4
Depreciation, depletion and amortization	20.6	15.6	57.6	43.7
EBITDA	$163.8	$125.1	$206.7	$163.3
Sales (000's):
Aggregates (tons)	11,860	10,366	24,815	21,860
Asphalt (tons)	3,317	3,380	5,396	5,581
Ready-mixed concrete (cubic yards)	1,372	1,103	3,124	2,623
The construction materials and contracting business reported net income of $102.6 million in the third quarter of 2019, compared to $78.9 million in the same period in 2018. The increase was driven by higher revenues from contracting and material sales along with higher gross margins, as a result of strong economic environments in many states of operation. Additional material volumes associated with acquisitions made over the last 12 months and asset sales gains that were approximately $5.0 million higher, after tax, than the prior year also had a positive impact on the quarter. Partially offsetting the increase were higher interest expense and higher selling, general and administrative expense, largely related to companies acquired since the third quarter of 2018 and increased payroll-related costs.
The construction materials and contracting business's EBITDA increased $38.7 million in the third quarter of 2019, compared to 2018. The increased EBITDA was largely the result of higher contracting and material sales revenues, as previously discussed.

Other
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$2.9	$3.1	$13.6	$8.5
Operating expenses:
Operation and maintenance	3.6	2.6	11.8	6.5
Depreciation, depletion and amortization	.5	.5	1.5	1.5
Taxes, other than income	—	—	.1	.1
Total operating expenses	4.1	3.1	13.4	8.1
Operating income (loss)	(1.2)	—	.2	.4
Net income	$4.0	$4.8	$3.5	$1.9
Included in Other are favorable income tax adjustments related to the consolidated company's annualized estimated tax rate. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are also included in Other.

Other Financial Data
	September 30,
	2019		2018
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$13.95		$12.86
Market price per common share	$28.19		$25.69
Dividend yield (indicated annual rate)	2.9%		3.1%
Price/earnings from continuing operations ratio (12 months ended)	17.6	x	16.3	x
Market value as a percent of book value	202.1%		199.8%
Net operating cash flow (year to date)	$203		$317
Total assets	$7,731		$6,718
Total equity	$2,796		$2,521
Total debt	$2,387		$1,915
Capitalization ratios:
Total equity	53.9%		56.8%
Total debt	46.1		43.2
	100.0%		100.0%